Exhibit 99

Contact Info:    James A. Marcotte, Executive Vice President, Chief Financial Officer and Treasurer (978) 656-5614

Enterprise Bancorp, Inc. Announces First Quarter 2016 Net Income of $4.3 Million, a 19% Increase Over the Prior Year
LOWELL, Mass., April 21, 2016 (GLOBE NEWSWIRE) - Enterprise Bancorp, Inc. (the “Company”) (NASDAQ: EBTC), parent of Enterprise Bank, announces net income for the three months ended March 31, 2016 amounted to $4.3 million, an increase of $693 thousand, or 19%, compared to the three months ended March 31, 2015. Diluted earnings per share was $0.41 for the three months ended March 31, 2016, an increase of 17% compared to the three months ended March 31, 2015.

As previously announced on April 19, 2016, the Company declared a quarterly dividend of $0.13 per share to be paid on June 1, 2016 to shareholders of record as of May 11, 2016. The 2016 dividend rate represents a 4.0% increase over the 2015 dividend rate.

Chief Executive Officer Jack Clancy commented, “The increase in our 2016 first quarter earnings compared to 2015 is largely driven by our growth over the last twelve months. Loans and deposits, excluding brokered deposits, have increased $183 million, or 11%, and $253 million, or 14%, respectively, as compared to March 31, 2015. This growth continues to be driven by the collective efforts and contributions of our dedicated Enterprise team, active community involvement, relationship building and a customer-focused mindset, market expansion, and ongoing enhancements to our state-of-the-art product and service offerings. Additionally, as part of our continued organic growth, our 23rd branch, on route 101A, in Nashua, NH is scheduled to open in the second quarter of 2016.”

Mr. Clancy continued, “Strategically, our focus remains on organic growth and continually planning for and investing in our future. As part of our focus on long-term strategic growth, we recently announced a shareholder rights offering combined with a community offering. This additional capital will help ensure that we are positioned to continue to take advantage of growth opportunities.”

Founder and Chairman of the Board George Duncan commented, “Our March quarter represents our 106th consecutive profitable quarter. While we are proud of our continued growth and profitability, the true value of that growth is reflected in what it means for our customers and shareholders. Along with strong customer service, the growth of our lending and deposit base ties directly to our ever advancing and progressive commercial lending, cash management, mobile banking, wealth management, trust, insurance and overall state-of-the-art services.”

Mr. Duncan also noted, “Our planned shareholder rights offering provides each stockholder with the equitable opportunity to retain their ownership percentage, and combined with the community offering, positions us for future growth. We believe the rights and community offering is the best way for us to support our customers and communities, expand our local shareholder base and ultimately benefit our shareholders.”

Results of Operations
The Company’s growth contributed to increases in net interest income and non-interest expenses. This growth and other items impacting the Company’s net income are discussed further below.

Net interest income for the three months ended March 31, 2016 amounted to $21.1 million, an increase of $2.6 million, or 14%, compared to the three months ended March 31, 2015. The increase in net interest income was due primarily to loan growth. Average loan balances (including loans held for sale) increased $181.0 million for the three months ended March 31, 2016 compared to the same 2015 period average. Net interest margin was 4.02% for the three months ended March 31, 2016, compared to 3.97% and 3.95% for the three months ended December 31, 2015 and March 31, 2015, respectively.

For the three months ended March 31, 2016 and March 31, 2015, the provision for loan losses amounted to $850 thousand and $625 thousand, respectively. The increase in the provision for the three months ended March 31, 2016 was due primarily to additional reserves allocated to classified commercial loans.
In determining the provision to the allowance for loan losses, management takes into consideration the level of loan growth and an estimate of credit risk, which includes such items as adversely classified and non-performing loans, the estimated specific reserves needed for impaired loans, the level of net charge-offs, and the estimated impact of current economic conditions on credit quality. Loan growth for the three months ended March 31, 2016 was $4.7 million compared to $9.5 million during the three months ended March 31, 2015. Total non-performing loans as a percentage of total loans declined to 0.60% at March 31, 2016, compared to 1.07% at March 31, 2015. The balance of the allowance for loan losses allocated to impaired loans amounted to $2.1 million at March 31, 2016, compared to $2.7 million at March 31, 2015. The balance of the allowance for loan losses allocated to non-impaired classified loans amounted to $2.2 million at March 31, 2016, compared to $1.6 million at March 31, 2015. The Company recorded net recoveries of $52 thousand for the three months ended March 31, 2016, compared to net recoveries of $57 thousand for the three months ended March 31, 2015.
The allowance for loan losses to total loans ratio was 1.60% at March 31, 2016, 1.56% at December 31, 2015 and 1.65% at March 31, 2015. The decline in the allowance ratio reflects the generally improving credit quality of the loan portfolio, in part, due to improved economic conditions. However, in the current period, the credit ratings of three larger commercial relationships were downgraded, based on a review of their individual business circumstances, requiring higher levels of reserves in the current period which increased the allowance to total loan ratio compared to December 31, 2015.
Non-interest income for the three months ended March 31, 2016 amounted to $3.2 million, a decrease of $819 thousand, or 20%, compared to the three months ended March 31, 2015 due primarily to a decrease in net gains on the sales of investment securities. Included in other income for the three months ended March 31, 2015 was the net loss on the Company’s Capital Trust subsidiary due to the write-off of debt issuance costs related to the redemption of Trust Preferred Securities (Subordinated Debt), partially offset by gains on the sales of other real estate owned.

For the three months ended March 31, 2016, non-interest expense amounted to $16.9 million, an increase of $659 thousand, or 4%, over the three months ended March 31, 2015. Increases in expenses over the prior year primarily related to increases in salaries and benefits due to the Company’s strategic growth and market expansion initiatives. Non-interest expense for three months ended March 31, 2015 was also impacted by prepayment fees associated with the redemption of the Trust Preferred Securities mentioned above, included in other expenses.

Key Financial Highlights

▪	Total assets amounted to $2.30 billion at March 31, 2016, compared to $2.29 billion at December 31, 2015, an increase of $19.1 million, or 1%.

▪	Total loans amounted to $1.86 billion at both March 31, 2016 and December 31, 2015.

▪
Total deposits, excluding brokered deposits, were $2.00 billion at March 31, 2016, compared to $1.91 billion at December 31, 2015, an increase of $87.1 million, or 5%. Brokered deposits were $89.3 million at March 31, 2016, compared to $106.8 million at December 31, 2015.

▪	Investment assets under management amounted to $688.3 million at March 31, 2016, compared to $678.4 million at December 31, 2015, an increase of $9.9 million, or 1%.

▪	Total assets under management amounted to $3.06 billion at March 31, 2016, compared to $3.04 billion at December 31, 2015, an increase of $29.0 million, or 1%.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all of its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank. The Company is principally engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through Enterprise Bank and its subsidiaries, the Company offers a range of commercial and consumer loan products, and deposit and cash management services. The Company also offers investment advisory and wealth management, trust, and insurance services. The Company’s headquarters and the bank's main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company’s primary market area is the greater

Merrimack Valley and North Central regions of Massachusetts and Southern New Hampshire. Enterprise Bank has 22 full-service branch offices located in the Massachusetts communities of Lowell, Acton, Andover, Billerica, Chelmsford, Dracut, Fitchburg, Lawrence, Leominster, Methuen, Tewksbury, Tyngsborough and Westford and in the New Hampshire communities of Derry, Hudson, Nashua, Pelham and Salem. The Company has also obtained the necessary regulatory approvals to establish its second branch in Nashua, NH and anticipates that the office will open in the second quarter of 2016.

This earnings release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by reference to a future period or periods or by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” “plan,” and other similar terms or expressions. Forward-looking statements should not be relied on because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance, and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause such differences include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, competition, and the receipt of required regulatory approvals. For more information about these factors, please see our reports filed with or furnished to the Securities and Exchange Commission (the “SEC”), including our most recent Annual Report on Form 10-K on file with the SEC, including the sections entitled “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.” Any forward-looking statements contained in this press release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

ENTERPRISE BANCORP, INC.
Consolidated Balance Sheets
(unaudited)

(Dollars in thousands)	March 31, 2016	December 31, 2015	March 31, 2015
Assets
Cash and cash equivalents:
Cash and due from banks	$34,018	$32,318	$55,314
Interest-earning deposits	24,912	19,177	35,846
Total cash and cash equivalents	58,930	51,495	91,160
Investment securities at fair value	304,946	300,358	240,068
Federal Home Loan Bank stock	2,793	3,050	4,239
Loans held for sale	770	1,709	1,125
Loans, less allowance for loan losses of $29,910 at March 31, 2016, $29,008 at December 31, 2015 and $27,803 at March 31, 2015	1,834,782	1,830,954	1,654,317
Premises and equipment, net	31,984	30,553	30,070
Accrued interest receivable	8,393	7,790	7,001
Deferred income taxes, net	12,962	14,111	12,368
Bank-owned life insurance	28,209	28,018	16,415
Prepaid income taxes	—	57	—
Prepaid expenses and other assets	15,207	11,780	6,311
Goodwill	5,656	5,656	5,656
Total assets	$2,304,632	$2,285,531	$2,068,730
Liabilities and Stockholders’ Equity
Liabilities
Deposits	$2,087,737	$2,018,148	$1,865,294
Borrowed funds	671	53,671	900
Subordinated debt	14,825	14,822	14,810
Accrued expenses and other liabilities	13,497	18,287	15,322
Income taxes payable	1,551	—	632
Accrued interest payable	266	276	284
Total liabilities	2,118,547	2,105,204	1,897,242
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—	—
Common stock $0.01 par value per share; 20,000,000 shares authorized; 10,473,738 shares issued and outstanding at March 31, 2016 (including 155,421 shares of unvested participating restricted awards), 10,377,787 shares issued and outstanding at December 31, 2015 (including 144,717 shares of unvested participating restricted awards) and 10,323,539 shares issued and outstanding at March 31, 2015 (including 148,490 shares of unvested participating restricted awards)	105	104	103
Additional paid-in capital	61,927	61,008	58,529
Retained earnings	119,904	116,941	108,292
Accumulated other comprehensive income	4,149	2,274	4,564
Total stockholders’ equity	186,085	180,327	171,488
Total liabilities and stockholders’ equity	$2,304,632	$2,285,531	$2,068,730

ENTERPRISE BANCORP, INC.
Consolidated Statements of Income
(unaudited)

	Three months ended March 31,
(Dollars in thousands, except per share data)	2016	2015
Interest and dividend income:
Loans and loans held for sale	$20,881	$18,582
Investment securities	1,540	1,225
Other interest-earning assets	44	32
Total interest and dividend income	22,465	19,839
Interest expense:
Deposits	1,088	992
Borrowed funds	63	21
Subordinated debt	231	372
Total interest expense	1,382	1,385
Net interest income	21,083	18,454
Provision for loan losses	850	625
Net interest income after provision for loan losses	20,233	17,829
Non-interest income:
Investment advisory fees	1,104	1,177
Deposit and interchange fees	1,242	1,154
Income on bank-owned life insurance, net	191	100
Net gains on sales of investment securities	2	900
Gains on sales of loans	89	156
Other income	578	538
Total non-interest income	3,206	4,025
Non-interest expense:
Salaries and employee benefits	10,485	9,581
Occupancy and equipment expenses	1,813	1,960
Technology and telecommunications expenses	1,423	1,417
Advertising and public relations expenses	679	730
Audit, legal and other professional fees	488	359
Deposit insurance premiums	326	293
Supplies and postage expenses	229	258
Investment advisory and custodial expenses	89	46
Other operating expenses	1,337	1,566
Total non-interest expense	16,869	16,210
Income before income taxes	6,570	5,644
Provision for income taxes	2,257	2,024
Net income	$4,313	$3,620

Basic earnings per share	$0.41	$0.35
Diluted earnings per share	$0.41	$0.35

Basic weighted average common shares outstanding	10,405,112	10,243,044
Diluted weighted average common shares outstanding	10,471,784	10,310,474

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios
(unaudited)

(Dollars in thousands, except per share data)	At or for the three months ended March 31, 2016	At or for the year ended December 31, 2015	At or for the three months ended March 31, 2015

BALANCE SHEET AND OTHER DATA
Total assets	$2,304,632	$2,285,531	$2,068,730
Loans serviced for others	71,294	71,272	65,553
Investment assets under management	688,294	678,377	707,789
Total assets under management	$3,064,220	$3,035,180	$2,842,072

Book value per share	$17.77	$17.38	$16.61
Dividends paid per common share	$0.130	$0.500	$0.125
Total capital to risk weighted assets	10.97%	10.70%	11.68%
Tier 1 capital to risk weighted assets	8.93%	8.66%	9.47%
Tier 1 capital to average assets	7.76%	7.73%	7.96%
Common equity tier 1 capital to risk weighted assets	8.93%	8.66%	9.47%
Allowance for loan losses to total loans	1.60%	1.56%	1.65%
Non-performing assets	$11,264	$13,845	$18,149
Non-performing assets to total assets	0.49%	0.61%	0.88%

INCOME STATEMENT DATA (annualized)
Return on average total assets	0.76%	0.76%	0.72%
Return on average stockholders’ equity	9.43%	9.29%	8.67%
Net interest margin (tax equivalent)	4.02%	3.97%	3.95%